Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Kao
	Group Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.kao@ros.com

ROSS STORES REPORTS SECOND QUARTER EARNINGS,
ISSUES SECOND HALF 2015 GUIDANCE

Dublin, California, August 20, 2015 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that earnings per share for the second quarter ended August 1, 2015 increased 11% to $.63, up from $.57 in the prior year. Net earnings grew to $259 million, compared to $240 million for the same period in 2014. Sales for the fiscal 2015 second quarter rose 9% to $2.968 billion, with comparable store sales up 4% over the prior year.

For the first six months of the fiscal year, earnings per share increased 15% to $1.32, up from $1.15 in the prior year. Net earnings were $541 million, up 12% from $483 million last year. Sales for the year-to-date period rose 9% to $5.906 billion, and comparable store sales increased 5%.

Barbara Rentler, Chief Executive Officer, commented, “We are pleased with our solid sales and earnings growth for both the second quarter and first six months. These results reflect that our assortments of compelling name brand bargains continue to resonate with today’s value-focused customers.”

“While second quarter operating margin of 13.9% was down from last year, it was slightly better than expected. The quarter benefited from higher merchandise margin and tight expense control that partially offset a planned increase in distribution costs related to recent infrastructure investments.”

Ms. Rentler continued, “During the second quarter of fiscal 2015, we repurchased 3.5 million shares of common stock for an aggregate price of $176 million. As planned, we expect to buy back a total of $700 million in common stock during fiscal 2015 under the two-year $1.4 billion authorization approved by our Board of Directors in February of this year.”

Looking ahead, Ms. Rentler said, “While we hope to do better, we are maintaining a cautious outlook for the second half when we face more challenging sales and earnings comparisons. In addition, the macro-economic and retail landscapes remain uncertain. For the third quarter ending October 31, 2015, we are forecasting same store sales to increase 1% to 2% on top of a 4% increase in the prior year and earnings per share of $.48 to $.50, up from $.46 in last year’s third quarter. For the fourth quarter ending January 30, 2016, we are projecting same store sales to be flat to up 1% versus a 6% gain in the prior year, and earnings per share of $.60 to $.63 compared to $.60 in last year’s fourth quarter. For fiscal 2015, earnings per share are now forecast to be in the range of $2.40 to $2.45, up 9% to 11% from $2.21 in fiscal 2014.”

As a reminder, all earnings per share results and forecasts for both the current and prior year reflect the Company’s recent two-for-one stock split that became effective on June 11, 2015.

The Company will host a conference call on Thursday, August 20, 2015 at 4:15 p.m. Eastern time to provide additional details concerning its second quarter results and management’s outlook for the remainder of the year. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #99697429 until 8:00 p.m. Eastern time on August 27, 2015, as well as on the Company’s website.

Forward-Looking Statements:  This press release on our corporate website contains forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train and retain associates to execute our off-price strategies; unseasonable weather trends; potential data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business - such breaches of our data security, or our failure or delay in detecting and mitigating a loss of personal or business information, which could result in damage to our reputation, loss of customer confidence, violation (or alleged violation) of applicable laws, and could expose us to civil claims, litigation and regulatory action, and to unanticipated costs and disruption of our operations; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; natural or man-made disaster in California or in another region where we have a concentration of stores or a distribution center; increase in our labor costs; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable demographics; damage to our corporate reputation or brands; issues from importing merchandise from other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase program and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2014 and Form 10-Q and 8-Ks for fiscal 2015.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2014 revenues of $11.0 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,259 locations in 33 states, the District of Columbia and Guam as of August 1, 2015. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 165 dd’s DISCOUNTS® in 15 states as of August 1, 2015 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
($000, except stores and per share data, unaudited)	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014

Sales	$2,968,270	$2,729,566	$5,906,418	$5,410,159

Costs and Expenses
Cost of goods sold	2,119,480	1,944,017	4,186,935	3,852,202
Selling, general and administrative	435,226	395,225	844,524	775,027
Interest expense (income), net	1,652	(95)	3,655	(200)
Total costs and expenses	2,556,358	2,339,147	5,035,114	4,627,029

Earnings before taxes	411,912	390,419	871,304	783,130
Provision for taxes on earnings	153,273	150,858	330,460	299,656
Net earnings	$258,639	$239,561	$540,844	$483,474

Earnings per share (1)
Basic	$0.64	$0.58	$1.33	$1.16
Diluted	$0.63	$0.57	$1.32	$1.15

Weighted average shares outstanding (000) (1)
Basic	404,760	415,130	406,211	416,514
Diluted	407,693	419,305	409,562	421,213

Dividends (1)
Cash dividends declared per share	$0.1175	$0.1000	$0.2350	$0.2000

Stores open at end of period	1,424	1,338	1,424	1,338

(1) All share and per share amounts have been adjusted for the two-for-one stock split effective June 11, 2015.

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	August 1, 2015	August 2, 2014
Assets

Current Assets
Cash and cash equivalents	$630,288	$549,784
Short-term investments	999	—
Accounts receivable	88,443	85,218
Merchandise inventory	1,509,752	1,258,820
Prepaid expenses and other	129,819	115,953
Deferred income taxes	10,732	14,090
Total current assets	2,370,033	2,023,865

Property and equipment, net	2,289,478	1,979,288
Long-term investments	2,613	3,660
Other long-term assets	162,180	160,727
Total assets	$4,824,304	$4,167,540

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,044,875	$967,915
Accrued expenses and other	405,629	367,451
Accrued payroll and benefits	225,153	189,585
Income taxes payable	—	7,170
Total current liabilities	1,675,657	1,532,121

Long-term debt	395,793	149,708
Other long-term liabilities	287,406	283,584
Deferred income taxes	78,934	52,800

Commitments and contingencies

Stockholders’ Equity	2,386,514	2,149,327
Total liabilities and stockholders’ equity	$4,824,304	$4,167,540

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
($000, unaudited)	August 1, 2015	August 2, 2014

Cash Flows From Operating Activities
Net earnings	$540,844	$483,474
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	128,729	110,670
Stock-based compensation	29,881	25,095
Deferred income taxes	(5,528)	(9,934)
Tax benefit from equity issuance	37,431	24,061
Excess tax benefit from stock-based compensation	(37,352)	(23,755)
Change in assets and liabilities:
Merchandise inventory	(137,077)	(1,665)
Other current assets	(38,097)	(34,536)
Accounts payable	64,802	189,896
Other current liabilities	111	(12,101)
Other long-term, net	6,627	(9,414)
Net cash provided by operating activities	590,371	741,791

Cash Flows From Investing Activities
Additions to property and equipment	(193,108)	(253,350)
Increase in restricted cash and investments	(73)	(7,043)
Purchases of investments	(718)	—
Proceeds from investments	602	12,022
Net cash used in investing activities	(193,297)	(248,371)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	37,352	23,755
Issuance of common stock related to stock plans	11,312	9,318
Treasury stock purchased	(63,601)	(37,605)
Repurchase of common stock	(351,515)	(277,391)
Dividends paid	(96,942)	(84,881)
Net cash used in financing activities	(463,394)	(366,804)

Net (decrease) increase in cash and cash equivalents	(66,320)	126,616

Cash and cash equivalents:
Beginning of period	696,608	423,168
End of period	$630,288	$549,784

Supplemental Cash Flow Disclosures
Interest paid	$8,982	$4,834
Income taxes paid	$322,294	$299,762